Exhibit 99.1

Contact: China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Director Phone: +86-451-84346600 (China) Email: cxdc@chinaxd.net	CCG Investor Relations Inc. Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) Mr. Ed Job, CFA Phone: +1-646-213-1914 (New York) Email:ed.job@ccgir.com Website: www.ccgirasia.com

China XD Plastics Company Limited Announces $15.2 Million Private Placement

Harbin, PRC – November 27, 2009 – China XD Plastics Company Ltd. (“China XD Plastics” or the “Company”), (NASDAQ: CXDC, NASDAQ: RODM), the largest Chinese developer, manufacturer, and distributor of modified plastics primarily for use in the automotive applications in China, today announced that it has entered into a private placement agreement with several institutional and individual investors to sell an aggregate 15,188 shares of convertible preferred stock, resulting in aggregate gross proceeds of approximately $15.2 million.  The preferred stock is convertible into the Company’s common stock at a price of $4.60 per share and will accrue cumulative dividends at the rate of 6% per annum until maturity on December 1, 2012. If the convertible preferred stock is converted prior to maturity, the Company will pay the holder an amount equal to the total dividend that would accrue on the convertible preferred stock from the conversion date through maturity, less any dividend payments made with respect to the converted preferred stock.  Any shares of preferred stock outstanding at maturity will be redeemed by the Company. Additionally, the investors in the financing were issued two series of common stock purchase warrants, a Series A Warrant and a Series B Warrant.  The Series A Warrants are exercisable into an additional 1,320,696 shares of common stock with an exercise price of $5.50 per share.  The Series A Warrant will be exercisable six months after the closing of the transaction, and have a term of five years.  The Company has also issued to the investors in the financing a Series B Warrant that automatically exchanges into shares of common stock if the market value of the Company’s common stock (as calculated and determined under the Series B Warrant) on the date that the shares of common stock underlying the convertible preferred stock are subject to a resale registration statement or eligible for resale pursuant to an exemption under the securities laws, whichever is earliest as to such shares, is less than $4.60.  The number of shares issuable under the Series B Warrant is based on the difference between $4.60 and the market price of our common stock on the day of determination provided that the maximum number of shares of common stock issuable pursuant to the Series B Warrant, in the aggregate, is 1,178,722.  The Company is obligated to register the shares of common stock underlying the convertible preferred stock and warrants within a pre-defined period pursuant to a registration rights agreement.  The private placement is expected to close on or around December 1, 2009 subject to customary closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction.

“We are excited to announce our financing, which demonstrates the confidence investors have in the Company and our prospects for the future,” said Mr. Jie Han, Chairman and CEO of China XD Plastics. "We plan to use the proceeds mainly to fund our production capacity expansion program.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About China XD Plastics Company Ltd.

China XD Plastics Company Ltd., through its wholly owned subsidiary Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 30 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. As of the end of September 30, 2009, 137 products that Xinda manufactured have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to increase the number of certifications; the Company's ability to introduce new product applications for automobiles; the effectiveness, profitability, and the marketability of its products; the Company's ability to successfully expand its production capacity; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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